As filed with the Securities and Exchange Commission on September 23, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Apptio, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	26-1175252
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11100 NE 8th Street, Suite 600

Bellevue, WA 98004

(Address of principal executive offices, including zip code)

2016 Equity Incentive Plan

2016 Employee Stock Purchase Plan

2011 Executive Equity Incentive Plan

2007 Stock Plan

(Full title of the plan)

Sunny Gupta

President and Chief Executive Officer

11100 NE 8th Street, Suite 600

Bellevue, WA 98004

(866) 470-0320

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Patrick J. Schultheis Michael Nordtvedt John Brust Wilson Sonsini Goodrich & Rosati, P.C. 701 Fifth Avenue, Suite 5100 Seattle, WA 98104 (206) 883-2500	John Morrow Executive Vice President Apptio, Inc. 11100 NE 8th Street, Suite 600 Bellevue, WA 98004 (866) 470-0320

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.0001 par value per share:
—2016 Equity Incentive Plan	3,800,000(2)	$16.00(8)	$60,800,000	$6,123
—2016 Employee Stock Purchase Plan	750,000(3)	$13.60(9)	$10,200,000	$1,028
—2011 Executive Equity Incentive Plan	3,712,129(4)	—(10)	—	—
—2007 Stock Plan	7,867,660(5)	—(10)	—	—
Class B common stock, $0.0001 par value per share:
—2011 Executive Equity Incentive Plan	3,712,129(6)	$10.16(11)	$37,715,231	$3,798
—2007 Stock Plan	7,867,660(7)	$9.07(12)	$71,359,677	$7,186
TOTAL:	27,709,578		$180,074,908	$18,135

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock (“Class A common stock”) or the Registrant’s Class B common stock (“Class B common stock”) that become issuable under the Registrant’s 2016 Equity Incentive Plan (“2016 Plan”), the Registrant’s 2016 Employee Stock Purchase Plan (“2016 ESPP”), the Registrant’s 2011 Executive Equity Incentive Plan (“2011 Plan”) and the Registrant’s 2007 Stock Plan (“2007 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A common stock or Class B Common Stock.
(2)	Represents 3,800,000 shares of Class A common stock reserved for issuance pursuant to future awards under the 2016 Plan. To the extent that any awards outstanding under the 2011 Plan or 2007 Plan expire, are forfeited or are otherwise repurchased by the Registrant subsequent to the effectiveness of the Registrant’s Registration Statement on Form S-1 (File No. 333-213334) (the “Effective Time”), the shares of Class B common stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A common stock under the 2016 Plan. See footnotes 6, 7 and 8 below.
(3)	Represents 750,000 shares of Class A common stock reserved for issuance pursuant to future awards under the 2016 ESPP.
(4)	Represents 3,712,129 shares of Class A common stock issuable upon conversion of shares of Class B common stock underlying equity awards outstanding under the 2011 Plan as of the Effective Time.
(5)	Represents 7,867,660 shares of Class A common stock issuable upon conversion of shares of Class B common stock underlying equity awards outstanding under the 2007 Plan as of the Effective Time.
(6)	Represents 3,712,129 shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under the 2011 Plan as of the Effective Time. To the extent that any such awards expire, are forfeited or are otherwise repurchased by the Registrant subsequent to the date of this Registration Statement, the shares of Class B common stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A common stock under the 2016 Plan. See footnote 2 above.
(7)	Represents 7,867,660 shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under the 2007 Plan as of the Effective Time. To the extent that any such awards expire, are forfeited or are otherwise repurchased by the Registrant subsequent to the Effective Time, the shares of Class B common stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A common stock under the 2016 Plan. See footnote 2 above.
(8)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $16.00 per share, which is the initial public offering price per share of Class A common stock set forth on the cover page of the Registrant’s prospectus dated September 22, 2016 relating to the Registrant’s initial public offering.
(9)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $16.00 per share, which is the initial public offering price per share of Class A common stock set forth on the cover page of the Registrant’s prospectus dated September 22, 2016 relating to the Registrant’s initial public offering. Pursuant to the 2016 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a share of Class A common stock on the first trading day of the offering period or on the exercise date.
(10)	Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.
(11)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $10.16 per share, the weighted-average exercise price of stock option awards outstanding under the 2011 Plan as of the Effective Time.
(12)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $9.07 per share, the weighted-average exercise price of stock option awards outstanding under the 2007 Plan as of the Effective Time.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Apptio, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Prospectus dated September 22, 2016, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-213334), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2) The description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37885) filed with the Commission on September 20, 2016, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in its best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the registrant provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the Registrant require the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and certain of the Registrant’s officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The Registrant expects to obtain and maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index to this Registration Statement is incorporated herein by reference as the list of exhibits required as part of this Registration Statement.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 23rd day of September, 2016.

APPTIO, INC.

By:	/s/ Sachin Gupta
Sachin Gupta President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sachin Gupta, Kurt Shintaffer and John Morrow, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Apptio, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sachin Gupta Sachin Gupta	President, Chief Executive Officer and Director (Principal Executive Officer)	September 23, 2016

/s/ Kurt Shintaffer Kurt Shintaffer	Chief Financial Officer (Principal Accounting and Financial Officer)	September 23, 2016

/s/ Thomas Bogan Thomas Bogan	Director	September 23, 2016

/s/ Peter Klein Peter Klein	Director	September 23, 2016

/s/ John McAdam John McAdam	Director	September 23, 2016

/s/ Matthew McIlwain Matthew McIlwain	Director	September 23, 2016

/s/ Ravi Mohan Ravi Mohan	Director	September 23, 2016

/s/ Rajeev Singh Rajeev Singh	Director	September 23, 2016

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1	Form of common stock certificate of Registrant.	S-1	333-213334	4.1	August 26, 2016

4.2	2007 Stock Plan, as amended	S-1/A	333-213334	10.11	September 12, 2016

4.3	UK Addendum to 2007 Stock Plan, as amended	S-1	333-213334	10.12	August 26, 2016

4.4	Form of Stock Option Grant Notice and Stock Option Agreement under the 2007 Stock Plan, as amended	S-1	333-213334	10.13	August 26, 2016

4.5	Form of Stock Option Grant Notice and Stock Option Agreement permitting early exercise under the 2007 Stock Plan, as amended	S-1	333-213334	10.14	August 26, 2016

4.6	Form of Notice of Stock Purchase Right and Restricted Stock Purchase Agreement under the 2007 Stock Plan	S-1	333-213334	10.15	August 26, 2016

4.7	Canadian Addendum to Forms of Stock Option Agreements under the 2007 Stock Plan, as amended	S-1	333-213334	10.16	August 26, 2016

4.8	2011 Executive Equity Incentive Plan	S-1	333-213334	10.17	August 26, 2016

4.9	Form of Stock Option Grant Notice and Stock Option Agreement under the 2011 Executive Equity Incentive Plan, as amended	S-1	333-213334	10.18	August 26, 2016

4.10	Form of Stock Option Grant Notice and Stock Option Agreement permitting early exercise under the 2011 Executive Equity Incentive Plan, as amended	S-1	333-213334	10.19	August 26, 2016

4.11	2016 Equity Incentive Plan	S-1/A	333-213334	10.20	September 12, 2016

4.12	Form of Stock Option Grant Notice and Stock Option Agreement under the 2016 Equity Incentive Plan	S-1/A	333-213334	10.21	September 12, 2016

4.13	Form of Restricted Stock Grant Notice and Restricted Stock Agreement under the 2016 Equity Incentive Plan	S-1/A	333-213334	10.22	September 12, 2016

4.14	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the 2016 Equity Incentive Plan	S-1/A	333-213334	10.23	September 12, 2016

4.15	2016 Employee Stock Purchase Plan and related form agreements.	S-1/A	333-213334	10.24	September 12, 2016

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).